Sonic Foundry Names Kelsy Boyd Chief Financial Officer

MADISON, Wis. — June 3, 2020 — Sonic Foundry today announced that Kelsy Boyd has been promoted to Chief Financial Officer.

Boyd, who joined the company in January as senior vice president of finance, has more than 25 years of financial leadership and consulting experience in the digital media, manufacturing, agriculture and government sectors, including as CFO of Sani-Matic in Madison, Wis. from 2006 to 2014 , and as finance director for the Village of McFarland from September 2015 to October 2017 .

She has extensive knowledge of Sonic Foundry’s history, having worked at the company from 1998 to 2001 as the controller and working her way up to senior director of operations until 2003. In her new role, Boyd leads Sonic Foundry’s finance department and reports directly to CEO Michael Norregaard. She will work closely with the executive team to oversee Sonic Foundry’s financial strategy.

“We are very pleased to welcome Kelsy to this new role on the team,” Norregaard said. “Kelsy is an accomplished executive with impressive knowledge and experience in financial analysis across many sectors. In the short time she’s been here, she has already played a crucial role in our focus on navigating the coronavirus pandemic, finding new markets and revenue streams for our Mediasite technology, becoming a more self-sustaining company and further driving shareholder value.”

Boyd has most recently worked as a consultant in varying finance and accounting roles across multiple industries. She is a certified public accountant and holds degrees in finance and accounting from The University of North Dakota. Boyd will continue to be based in the company’s Madison office.

About Sonic Foundry®, Inc.

Sonic Foundry (OTC: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2020 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com